Exhibit 5

July 15, 2008

CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Sirs:

I am the Executive Vice President and General Counsel of CBS Corporation, a Delaware corporation (“CBS” or the “Company”). I am delivering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of CBS filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 1,215,000 shares of CBS’ Class B Common Stock, par value $0.001 per share (the “Shares”), to be issued and sold under the following plans (the “Plans”): (i) CNET, Inc. Amended and Restated 1997 Stock Option Plan, as amended; (ii) 2000 CNET Networks, Inc. Stock Incentive Plan, as amended; (iii) 2001 CNET Networks, Inc. Stock Incentive Plan, as amended; (iv) The Amended and Restated 2004 CNET Networks, Inc. Incentive Stock Award Plan, as amended; (v) Twofold Photos, Inc. 2003 Common Stock Incentive Plan, as amended; (vi) TechRepublic, Inc. 1999 Stock Option Plan and (vii) Ziff-Davis 1998 Incentive Compensation Plan.

In connection with the foregoing, I or members of my legal staff (my “Staff”) have examined the Registration Statement, the Plans, and the originals or copies certified to my or my Staff’s satisfaction, of such records, documents, certificates and other instruments as I or my Staff have deemed necessary or appropriate to enable me to render the opinion expressed below. As to questions of fact material to the opinion expressed below, I or my Staff have, when relevant facts were not independently established by me or them, relied upon certificates of officers of CBS or other evidence satisfactory to me or my Staff. In all such examinations, I or my Staff have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to me or my Staff as original documents and the conformity to original or certified documents submitted to me or my Staff as copies.

I am a member of the bar of the Commonwealth of Pennsylvania and the State of Connecticut, and the opinion expressed herein is limited to matters controlled by the federal securities laws of the United States and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized by CBS and, when issued and delivered by CBS in accordance with the terms of the Plans, the Shares will be validly and legally issued, fully paid and non-assessable under the laws of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Louis J. Briskman Louis J. Briskman, Esq.

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